Letter of Intend for Shares Exchange Agreement

Party A: Beijing Network Education Union Co., Ltd.
Party B: Smooth Global (China) Holdings, Inc.

Party A wishes to enter into international capital market and overseas listing for future expansion.  Party B is a listed company at the Nasdaq’s Over-the-Counter Bulletin Board (“OTCBB”).  Both parties intend to restructure its shareholding to be part of a listed company under the Nasdaq’s OTCBB.
The symbol of the listed company is SMGH.OB

Stage:

1.	Party A provides “Early Education for Children” project.
2.
Party A provides its operating “” business into a newly established company in China. Both parties agreed to incorporate a foreign wholly owned company in China according to the Chinese law (the “New Company”).  Party B shall be the 100% ultimate owner of the New Company.  Party A shall procure 45% of the common stocks of SMGH.OB for 14,850,000 shares, which had been issued to Party A according to the acquisition of the registered capital stock of Smooth Global Services Limited done on October 24, 2007 to assign the 33,000,000 shares.

3.
To satisfy shareholding proportion mentioned on Clause 2, Party A must have a minimum of RMB 26,000,000 audited net income for the year 2007 (“Target Income”). If the Target Income is lower than RMB 26,000,000, the Share Proportion will be changed and will be negotiated between both parties.

4.	Without the consent of Party B, Party A shall not negotiate with other party or sell the operating business of the “Early Education for Children” and its operating company to other party.
5.	Upon the signing of this Letter of Intend, the Stage 1 shall be effective. Stage 2 will take effect upon the completion of Stage 1. Stage 2 includes the appointment of Auditor for the merger.
6.	Both parties will appoint appropriate staff to work for the New Company.
7.	Stage 1 is effective upon the signing of this Letter of Intend.
8.	The Letter of Intend or Agreement on Stage 1 and Stage 2 have the same legal binding.

9.	This Letter of Intend is effective on the date upon the stamping of Party A and signing of Party B.
10.	This Letter of Intend has a total of 6 copies and three for each party.

Party A:	Party B

/s/ Liu Jiankui	/s/Zheng Shuying

Date: February 1, 2008	Date: February 1, 2008